Exhibit 4.1

DESCRIPTION OF SECURITIES

Kontoor Brands, Inc. (“Kontoor” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Kontoor’s common stock is registered under Section 12(b) of the Exchange Act and is listed on the New York Stock Exchange under the symbol “KTB”.
The following is a summary of the material terms of Kontoor’s capital stock. This summary is not complete and is qualified by reference to the Company’s Amended and Restated Articles of Incorporation (“Articles of Incorporation”) and Bylaws (“Bylaws”). The Articles of Incorporation and Bylaws are filed as exhibits to the Company’s most recent Annual Report on Form 10-K and are incorporated by reference herein.
General
The Company is authorized to issue 600,000,000 shares of common stock, no par value (“Common Stock”), and 90,000,000 shares of preferred stock, no par value (“Preferred Stock”). The Company’s board of directors (the “Board”) may authorize the issuance of one or more series of Preferred Stock and establish, among other things, the rights, preferences and privileges of any such series of Preferred Stock from time to time without shareholder approval.
Common Stock
Common stock outstanding. As of December 28, 2019, there were 57,005,338 shares of Common Stock outstanding, which were held of record by 2,944 shareholders. All outstanding shares of Common Stock are fully paid and non-assessable.
Voting rights. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. Generally, all matters to be voted on by shareholders must be approved by a majority of the votes entitled to be cast by the holders of Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Directors will be elected by a majority vote, except that if the number of nominees in any given election exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors.
Dividends. Subject to the preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose.
Rights upon liquidation. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets remaining after payment of, or provisions for, liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding.
Other rights. The holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Board may authorize and issue in the future.

Preferred Stock
The Board has the authority to issue, without further vote or action by the Company’s shareholders, Preferred Stock in one or more series. Subject to the limitations prescribed by North Carolina law and the Articles of Incorporation, the Board may fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series.
The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Kontoor without further action by its shareholders and may adversely affect the voting and other rights of the holders of Common Stock.
Certain Provisions of the Articles of Incorporation, Bylaws and North Carolina Law
Election and Removal of Directors
The Board shall consist of at least six directors and may consist of such larger number as may be determined from time to time by the Board. Each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting of the shareholders called for the purpose of the election of directors at which a quorum is present, except that if as of a date that is ten days in advance of the date the Company files its definitive proxy statement with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote in the election of directors generally. The Board or a committee of the Board shall not nominate for election or reelection as a director any candidate who has not agreed to tender, promptly following the meeting at which such director is elected or reelected as a director, an irrevocable resignation that will be effective upon (a) the failure of such director to receive the number of votes required for reelection at the next annual meeting of shareholders at which such director stands for reelection, and (b) the acceptance of such director’s resignation by the Board.
Prior to the annual meeting of shareholders held in 2023, no director is removable by the shareholders except for cause, and directors may be removed for cause only by an affirmative vote of 80% of the total voting power of outstanding securities generally entitled to vote in the election of directors. After the annual meeting of shareholders held in 2023, directors will be removable, with or without cause, only by the affirmative vote of 80% of the total voting power of outstanding securities generally entitled to vote in the election of directors. Any vacancy occurring on the Board and any newly created directorship may be filled only by a majority of the remaining directors in office (although less than a quorum) or by the sole remaining director.
Board of Directors
The Board is currently classified and will transition to an annually elected board through a gradual phase-out with the classification of the Board ending in 2023. The Board is currently divided into three classes, each of roughly equal size. The directors designated as Class I directors have terms expiring at the annual meeting of shareholders in 2020; the directors designated as Class II directors have terms expiring at the annual meeting of shareholders in 2021; and the directors designated as Class III directors have terms expiring at the annual meeting of shareholders in 2022. Directors elected at the annual meetings of shareholders held in 2020, 2021 and 2022 will be elected for a term expiring at the annual meeting of shareholders in 2023. Beginning with the 2023 annual meeting and continuing thereafter, directors will be elected for a term expiring at the next annual meeting of shareholders. Before the phase-out, the classification of the Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board. In general, prior to 2023, at least two annual meetings of shareholders will be necessary for shareholders to effect a change in a majority of the members of the Board.
Limits on Shareholder Action by Written Consent
The Articles of Incorporation and Bylaws provide that holders of Common Stock are not able to act by written consent without a shareholder meeting.
Shareholder Meetings
The Articles of Incorporation and Bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board or by the Board acting pursuant to a resolution adopted by the majority of the Board.
Amendment of Articles of Incorporation
The affirmative vote of holders of at least 80% of the voting power of the Company’s outstanding shares of stock is generally be required to amend the provisions of the Articles of Incorporation.
Amendment of Bylaws
The Bylaws are generally subject to alteration, amendment or repeal, and new bylaws may be adopted, with:

•	The affirmative vote of a majority of the whole Board; or

•	The affirmative vote of holders of 80% of the total voting power of the Company’s outstanding securities entitled to vote on the proposed bylaw change or adoption, voting together as a single class.
Requirements for Advance Notification of Shareholder Nomination and Proposals
Under the Bylaws, shareholders of record are able to nominate persons for election to the Board or bring other business constituting a proper matter for shareholder action only by providing proper notice to the Company’s Secretary. Proper notice must be generally received not less 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year (or, in the case of the first annual meeting, not less than 90 days nor more than 120 days prior to such meeting); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days prior to such anniversary or delayed more than 70 days after such anniversary, then to be timely, such notice must be received no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which announcement of the date of the meeting was first made. The notice must include, among other information, the name and address of the shareholder giving the notice, information about the shareholder’s ownership of securities in the company, certain information relating to each person whom such shareholder proposes to nominate for election as a director and a brief description of any business such shareholder proposes to bring before the meeting and the reason for bringing such proposal.
Limitation of Liability of Directors and Officers
The Articles of Incorporation provide that no director is personally liable to the Company or its shareholders for monetary damages for breach of any duty as a director, except as required by applicable law, as in effect from time to time. Currently, North Carolina law requires that personal liability be imposed on directors only for the following:

•	Any act or omission that the director at the time of such breach knew or believed was clearly in conflict with the Company’s best interest;

•	The authorization of unlawful distributions as provided in Section 55-8-33 of North Carolina law; and

•	Any transaction from which the director derived an improper personal benefit.
As a result, neither the Company nor its shareholders have the right, including through shareholders’ derivative suits on the Company’s behalf, to recover monetary damages against a director for breach of any duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
The Articles of Incorporation provide that, to the fullest extent permitted by North Carolina law, the Company will indemnify any of its officers and directors in connection with any threatened, pending or completed action, suit or proceeding to which such person is, or is threatened to be made, a party, whether civil, criminal, administrative or investigative, arising out of the fact that the person is or was a director or officer of the Company, or served any other enterprise at the Company’s request as a director or officer.
The Company will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision in connection with any proceeding, including in advance of its final disposition, to the fullest extent permitted by North Carolina law. Amending this provision will not reduce the Company’s indemnification obligations relating to actions taken before an amendment.
The Company maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), under insurance policies, the premiums of which are paid by the Company. The effect of these are to indemnify any officers or directors of the Company against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by an officer or director arising from claims against such persons for conduct in their capacities as officers or directors of the Company.
The limitation of liability and indemnification provisions in the Articles of Incorporation may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers of the Company, even though such an action, if successful, might otherwise benefit the Company and its shareholders. In addition, the indemnification provisions may adversely affect a shareholder’s investment to the extent that, in a class action or direct suit, the Company is required to pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Forum Selection
Unless the Company consents in writing to the selection of an alternative forum, the North Carolina Business Court (or another state or federal court located in North Carolina, if a dispute does not qualify for designation to the North Carolina Business Court or the North Carolina Business Court otherwise lacks jurisdiction) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Kontoor, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Kontoor to Kontoor or Kontoor’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of North Carolina law, or (iv) any action asserting a claim relating to the internal affairs doctrine. If an action described in the preceding sentence is filed in a court other than as specified above in the name of any shareholder, such shareholder shall be deemed to have consented to (a) personal jurisdiction before any state or federal court located in North Carolina, as appropriate, in connection with any action brought in any such court to enforce the Articles of Incorporation and (b) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the action as agent for such shareholder.

The forum selection provision described above is intended to apply to the fullest extent permitted by law, including to actions arising under the Securities Act or the Exchange Act. However, the enforceability of forum selection provisions in the governing documents of other companies has been challenged in legal proceedings, and it is possible that a court could find the Company’s forum selection provision to be inapplicable or unenforceable with respect to actions arising under the Securities Act or the Exchange Act. Even if it is accepted that the Company’s forum selection provision applies to actions arising under the Securities Act, shareholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.
Anti-Takeover Effects of Some Provisions
Some of the provisions of the Articles of Incorporation and Bylaws (as described above), including the shareholder approval requirements for certain business combinations (as described below), could make the following more difficult:

•	Acquisition of control of us by means of a proxy contest or otherwise, or

•	Removal of the Company’s incumbent officers and directors.
These provisions, including the Company’s ability to issue Preferred Stock and the classification of the Board until 2023, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board. The Company believes that the benefits of increased protection will give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company, and that the benefits of this increased protection will outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Shareholder Approval of Certain Business Combinations
North Carolina has two primary anti-takeover statutes, the Shareholder Protection Act and the Control Share Acquisition Act, which govern the shareholder approval required for certain business combinations. As permitted by North Carolina law, the Company has opted out of both of these provisions. Accordingly, the Company is not subject to any anti-takeover effects of the North Carolina Shareholder Protection Act or Control Share Acquisition Act. However, the Articles of Incorporation require the affirmative vote of holders of at least 80% of the voting power of Kontoor entitled to vote generally in the election of directors, voting together as a single class, to approve certain business combination transactions, which could have the effect of delaying or preventing a change in control of Kontoor.

Authorized but Unissued Shares
The Company’s authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. The Company may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of Kontoor by means of a proxy contest, tender offer, merger or otherwise.